Exhibit 2.1
EXECUTION COPY
ASSET PURCHASE AGREEMENT
THIS ASSET PURCHASE AGREEMENT (“Agreement”) is made and entered into as of the 23rd day of August, 2010, by and among XETA TECHNOLOGIES, INC., an Oklahoma corporation (“Purchaser”), DATA-COM TELECOMMUNICATIONS, INC., a New York corporation (“Seller”) and MICHAEL DURKIN (the “Seller Principal”), joining herein for the purpose of making the representations and warranties made by him pursuant to Article V hereof.
Recitals:
A. Seller is a New York metro technology solutions provider offering a full range of communications and networking solutions, including but not limited to IP Telephony, unified communications, and unified messaging (the “Business”).
B. Seller desires to sell and convey to Purchaser, and Purchaser desires to purchase and acquire from Seller as a going concern, substantially all of the assets of Seller used in the Business, together with all associated goodwill, on the terms more particularly hereinafter set forth.
Terms and Conditions
In consideration of the foregoing premises, which are hereby incorporated by reference herein as operative terms of this Agreement, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:
ARTICLE I
DEFINED TERMS AND INTERPRETATION
Section 1.1 Definitions. Capitalized terms used in this Agreement shall have the following meanings:
(a) “Accounts Receivable” has the meaning assigned in Section 2.1(a).
(b) “Agreement” has the meaning assigned in the Preamble.
(c) “Affiliate” of a specified Person means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the specified Person.
(d) “AR Dispute Resolution Period” has the meaning assigned in Section 2.9(b).
(e) “AR Shortfall” has the meaning assigned in Section 2.9(b).
(f) “Asserting Party” has the meaning assigned in Section 10.4.
(g) “Assets” has the meaning assigned in Section 2.1.
(h) “Assignment and Assumption Agreement” has the meaning assigned in Section 2.4(i).

(i) “Assignment and Assumption of Lease” has the meaning assigned in Section 2.4(i).
(j) “Assignment and Assumption of Warehouse Lease” has the meaning assigned in Section 2.4(i).
(k) “Assumed Contract Obligations” shall mean the liabilities and obligations existing or arising under the Major Assigned Contracts which Purchaser shall assume pursuant to the Assignment and Assumption Agreement.
(l) “Assumed Liabilities” has the meaning assigned in Section 2.4.
(m) “Bank Consent” has the meaning assigned in Section 7.3.
(n) “Basket” has the meaning assigned in Section 10.4,
(o) “Bill of Sale” has the meaning assigned in Section 8.9(a)(ii).
(p) “Board Approval” has the meaning assigned in Section 6.2.
(q) “Books and Records” has the meaning assigned in Section 2.1(j).
(r) “Business” has the meaning assigned in the Recitals.
(s) “Business Day” means a day other than a Saturday, Sunday or U.S. federal or Oklahoma or New York state holiday on which banks are generally closed for business.
(t) “Cash Portion of the Purchase Consideration” shall have the meaning assigned in Section 2.3(a).
(u) “Closing” has the meaning assigned in Section 3.1(a).
(v) “Closing Date” has the meaning assigned in Section 3.1(b).
(w) “Closing Date Balance Sheet” has the meaning assigned in Section 2.6(a).
(x) “Closing Date Balance Sheet Liabilities” has the meaning assigned in Section 2.4.
(y) “Code” means the Internal Revenue Code of 1986, as amended.
(z) “Current Liabilities” means the accounts payable and accrued expenses set forth in the Closing Date Balance Sheet, as the case may be.
(aa) “Customer Overpayments Fund” means that portion of the Escrow Amount consisting of $54,000 reserved for the refund of overpayments by former Customers of Seller who shall become customers of Purchaser by virtue of the consummation of this Agreement and the assignments of customer contracts contemplated herein.
(bb) “Determination Date” has the meaning assigned in Section 2.8(a).
(cc) “Doubtful Accounts” has the meaning assigned in Section 2.2(c).
(dd) “Due Diligence Information” has the meaning assigned in Section 7.3.

(ee) “Durkin Lease” means Seller’s current office space lease with Durkin Realty, LLC covering the premises located at 354 Route 206 South, Flanders, New Jersey 07836.
(ff) “Effective Time” has the meaning assigned in Section 3.1(b).
(gg) “Encumbrances” means all liens, mortgages, pledges, security interests, conditional sales agreements, charges, options, preemptive rights, rights of first refusal, reservations, restrictions or other encumbrances or material defects in title.
(dd) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
(ee) “Escrow Agent” means Triad Bank, N.A. of Tulsa, Oklahoma
(ff) “Escrow Agreement” has the meaning assigned in Section 2.3(b)(i).
(hh) “Escrow Amount” has the meaning assigned in Section 2.3(b)(i).
(ii) “Evaluator” has the meaning assigned in Section 2.7.
(jj) “Excluded Assets” has the meaning assigned in Section 2.2.
(kk) “Final Determination” has the meaning assigned in Section 10.9.
(ll) “Final Net Acquired Assets Value” has the meaning assigned in Section 2.6(c).
(mm) “Final Report” has the meaning assigned in Section 2.9(b).
(nn) “GAAP” means generally accepted accounting principles in the United States, applied on a basis consistent with prior periods.
(oo) “Governmental Authority” means any federal, state, local or foreign government, political subdivision or governmental or regulatory authority, agency, board, bureau, commission, instrumentality or court or quasi-governmental authority.
(pp) “Indemnification Period” has the meaning assigned in Section 10.1.
(qq) “Initial Report” has the meaning assigned in Section 2.9(b).
(rr) “Inventory” has the meaning assigned in Section 2.1(c).
(ss) “Key Employees” shall have the meaning assigned in Section 4.1.
(tt) “Law” or “Laws” means any and all federal, state, local or foreign statutes, laws, ordinances, proclamations, codes, regulations, legal doctrines, published requirements, orders, decrees, judgments, injunctions and rules of any Governmental Authority, including, without limitation, those covering environmental, Tax, energy, safety, health, transportation, bribery, record keeping, zoning, discrimination, antitrust and wage and hour matters, in each case as amended and in effect from time to time.
(uu) “Loss” or “Losses” means all liabilities, losses, claims, damages, actions, suits, proceedings, demands, assessments, adjustments, fees, costs and expenses (including specifically, but without limitation, reasonable attorneys’ fees and costs and expenses of investigation), net of (i) income Tax effects with respect thereto (including, without limitation, income Tax benefits recognized in connection therewith and income Taxes upon any indemnification recovery thereof) and (ii) insurance proceeds.

(vv) “Major Assigned Contracts” has the meaning assigned in Section 2.1(b).
(ww) “Net Acquired Assets Value” means the value of the Assets minus the amount of the Closing Date Balance Sheet Current Liabilities. For purposes of calculating the Net Acquired Assets Value, the Accounts Receivable shall be valued at their face value (net of reasonable and customary allowance for doubtful accounts), the inventory shall be valued at the lower of cost or market, and all other Assets shall be valued at book value all in accordance with GAAP.
(xx) “Nonassignable Asset” has the meaning assigned in Section 3.5.
(yy) “Non-Competition Agreement” has the meaning assigned in Section 8.9(a)(i).
(zz) “Objection Notice” has the meaning assigned in Section 2.6(b).
(aaa) “Permits” has the meaning assigned in Section 5.10.
(bbb) “Permitted Encumbrances” means Encumbrances (a) for Taxes or other governmental charges not yet due and payable or which are being contested in good faith and by appropriate proceedings, (b) securing obligations incurred in the ordinary course of business which are not past due and are included among the Assumed Liabilities (including those imposed by law, UCC-1 financing statements filed under the Uniform Commercial Code, mechanics’, materialmens’, landlords’, warehousemens’ and carriers’ liens) or are being contested in good faith, (c) that are reflected, reserved against or otherwise disclosed in the Required Financial Information and are included among the Assumed Liabilities, or which are created under any contract or lease to which Seller is a party, (d) purchase money security interests incurred in connection with the purchase of assets in the ordinary course of business and are included among the Assumed Liabilities, (e) arising under zoning, building codes, and other land use laws regulating the use or occupancy of such real property used by Seller or the activities conducted thereon that are imposed by any Governmental Authority having jurisdiction over such real property, excluding existing violations of such codes, laws or regulations, (f) easements, covenants, conditions, restrictions, and other similar matters of record affecting title to real property leased by the Seller and other title defects that do not or would not materially impair the value, use or occupancy of such real property, (g) that are related to immaterial properties or assets or otherwise would not materially detract from the value, or interfere with the present use, of the property subject thereto or affected thereby, (h) rights and licenses granted to others in any intellectual property or software of the Seller, or (ix) restrictions placed on any intellectual property or software of the Seller licensed by any third party.
(ccc) Person” means an individual, partnership, venture, unincorporated association, organization, syndicate, corporation, limited liability company, or other entity, trust, trustee, executor, administrator or other legal or personal representative or any government or any agency or political subdivision thereof.

(ddd) “Purchase Consideration” shall have the meaning assigned in Section 2.3(a).
(eee) “Purchase Consideration Increase” has the meaning assigned in Section 2.8(a).
(fff) “Purchase Consideration Reduction” has the meaning assigned in Section 2.8(b).
(ggg) “Purchaser” has the meaning assigned in the Preamble.
(hhh) “Purchaser Ancillary Agreements” has the meaning assigned in Section 6.2.
(iii) “Purchaser’s Conditions to Closing” has the meaning assigned in Section 6.2.
(jjj) “Rental Period” has the meaning assigned in Section 7.9.
(kkk) “Required Financial Information” shall have the meaning assigned in Section 5.6 hereof.
(lll) “Responding Party” has the meaning assigned in Section 10.6.
(mmm) “Returned AR” has the meaning assigned in Section 2.9(c).
(nnn) “Review Period” shall have the meaning assigned in Section 2.6(b).
(ooo) “Sales Tax Escrow Amount” means the aggregate amount which Seller and Purchaser shall be instructed by the States of New Jersey and New York to deposit into escrow in connection with this transaction pursuant to Purchaser’s filing of any required notice of bulk sale in either or both of said states.
(ppp) “SEC” means the United States Securities and Exchange Commission.
(qqq) “Seller” has the meaning ascribed in the Preamble.
(rrr) “Seller Ancillary Agreements” has the meaning assigned in Section 5.2.
(sss) “Seller Principal” means Michael Durkin.
(ttt) “Subject Assets” has the meaning assigned in Section 7.9.
(uuu) “Taxes” means all taxes, charges, fees, levies or other assessments including, without limitation, income, gross receipts, excise, property, sales, withholding, social security, unemployment, occupation, use, service, service use, license, payroll, franchise, transfer and recording taxes, fees and charges, imposed by the United States or any state, local or foreign government or subdivision or agency thereof, whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, fines, penalties or additional amounts attributable to or imposed with respect to any such taxes, charges, fees, levies or other assessments.
(vvv) “UCC” means the Uniform Commercial Code as the same is in force in the jurisdiction implicated in any particular reference herein.

(www) “Warehouse Lease” means Seller’s current warehouse space lease with Durkin Realty, LLC, covering the premises located at 430 Sand Shore Road, Unit 8, Hackettstown, New Jersey 07840.
Section 1.2 Interpretation. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:
(a) The terms defined in Article I and elsewhere in this Agreement include the plural as well as the singular;
(b) Words of the masculine gender in this Agreement shall be deemed and construed to include correlative words of the feminine and neuter genders and words of the neuter gender shall be deemed and construed to include correlative words of the masculine and feminine genders;
(c) The words “herein,” “hereof,” and “hereunder” and other words of similar import refer to this Agreement as a whole, including all Schedules and Exhibits, and not to any particular Article, Section or other subdivision;
(d) The terms “include,” “includes” and “including” are not limiting and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or;”
(e) The term “material adverse effect,” shall mean any change, circumstance, fact, event or effect that is adverse and material (i) to the Business, the Assets (taken as a whole), the condition (financial or otherwise) or results of operations of Seller, or the ability of Seller to perform its obligations hereunder, except to the extent any such change, circumstance, fact, event or effect is attributable to (A) changes affecting the industry generally in which the Seller operates (and not specifically relating to the Business), (B) changes in Law that become effective after the execution of this Agreement (whether or not such change in Law is retroactive to a time prior to the execution of this Agreement), (C) any event, occurrence, fact, condition or effect which affects the economies or political environment generally in the jurisdictions in which the Seller operates or is present, or (D) the announcement, implementation or closing of the transactions contemplated by this Agreement, or (ii) the ability of Purchaser to conduct the Business after the Closing Date substantially as the Business has been conducted by Seller prior to the Closing Date; and
(f) Whenever a statement of any party is qualified by that party’s knowledge, “knowledge” means the actual personal knowledge of the person making such statement at the time or times that such statement is made and that knowledge or awareness of facts, circumstances or other matters contained or referred to in such statements of which the person making the statement would or should be aware upon the exercise of reasonable care. If the statement is made by a corporation, the knowledge of the corporation’s officers and directors, or any of them, shall be imputed to the corporation.

ARTICLE II
TERMS OF PURCHASE
Section 2.1 Acquisition of the Assets. Upon the terms and subject to the conditions of this Agreement, Seller agrees to sell, convey, transfer, assign and deliver to Purchaser at the Closing, and Purchaser agrees to purchase from Seller, all of the assets of Seller used in the Business, other than the Excluded Assets (collectively, the “Assets”), specifically including but not limited to:
(a) all accounts and notes receivable, instruments and chattel paper specifically identified or described in Schedule 2.1 (a) hereto attached, including, without limitation, the rebates payable by Nortel, or its successor Avaya, to Seller (the “Accounts Receivable”), which does not include any of the Doubtful Accounts;
(b) all right, title and interest of Seller in, to and under all material existing contracts and agreements, written and verbal to which the Seller is a party, including, without limitation, those contracts and agreements set forth in Schedule 2.1(b) (the “Major Assigned Contracts”);
(c) all inventory (including, without limitation, supplies, spare parts and components) listed in Schedule 2.1(c) (“Inventory”);
(d) all customer lists, sales records, credit data and other information relating to customers of the Business currently maintained by Seller;
(e) [Item intentionally omitted.];
(f) all equipment, as identified or described by item or type in Schedule 2.1(f) hereto attached;
(g) all real property and leaseholds, as described in Schedule 2.1(g) hereto attached;
(h) all software and intellectual property, including those patents, trademarks and copyrights described in Schedule 2.1(h), to the extent, if any, owned or licensed, and transferable, by Seller;
(i) to the extent transferrable, all permits and licenses held by Seller that are specifically described in Schedule 2.1(i) hereto attached;
(j) copies of all relevant books, records, papers and instruments of whatever nature and wherever located that relate to the Business or which are required or necessary for Purchaser to conduct the Business from and after the Closing in the manner in which it was being conducted by Seller before the Closing, to the extent in Seller’s possession or subject to its right of control, and copies of all sales funnels, open orders, files and records containing financial, Tax, technical support and other information pertinent to the operation of the Business (the “Books and Records”);
(k) the goodwill of the Business as a going concern;
(l) all right, title and interest, if any possessed by Seller, in and to the name “DATA-COM TELECOMMUNICATIONS”; and

(m) Seller’s prepaid expenses; excluding, however, insurance, Taxes, utilities and prepaid expenses specifically incurred with respect to any Excluded Assets.
Section 2.2 Excluded Assets. Notwithstanding anything in Section 2.1 to the contrary, the following assets shall be retained by Seller, and Purchaser shall not be obligated to purchase or acquire or deemed to have purchased or acquired any interest whatsoever in any of the following assets (collectively, “Excluded Assets”):
(a) Seller’s rights under this Asset Purchase Agreement;
(b) All cash and cash equivalents of Seller, including, without limitation, any deposits paid by Seller (including any security deposits) and any bank accounts;
(c) The accounts receivables listed in Schedule 2.2(c) (“Doubtful Accounts”);
(d) The corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, and other documents relating to the organization, maintenance and existence of Seller as a corporation;
(e) All rights and interests of Seller under, and any funds and other property held in any trust or other funding vehicle pursuant to, any “employee benefit plan” (within the meaning of Section 3(3) of ERISA) or any other bonus, stock purchase, stock option, stock appreciation, termination, severance, lay-off, leave of absence, disability, insurance, pension, profit sharing, retirement, vacation or holiday pay, workers compensation, deferred compensation or other employee or welfare benefit plan, agreement or arrangement of Seller applicable to current or former employees of Seller;
(f) All claims and causes of action with respect to Tax refunds or other Tax benefits which relate to the period prior to the Closing Date;
(g) All rights, claims, benefits and other interests of Seller in, to and under any and all insurance policies maintained by or for the benefit of Seller which accrue, or arise in connection with an event occurring, prior to the Closing Date;
(h) The following items of personal property: (i) one (1) 2007 Mercedes S550, VIN #################; (ii) one (1) 2007 Mercedes GL450, VIN ################; (iii) one (1) 2006 PT Cruiser, VIN #################; (iv) one (1) 2007 Toyota Highlander, VIN #################; (v) the laptop, monitor, printer and cell phone (and cell phone number) used by #### #####; (vi) the laptop, monitor and cell phone (and cell phone number) used by ### ##########; (vii) the five (5) personal computers, ten (10) monitors, one (1) laptop, one (1), printer and two (2) cell phones (and cell phone numbers) used by Seller Principal; and (viii) the seven (7) 2003 Ford vans listed in Schedule 2.2(h);
(i) Seller’s prepaid expenses relating to insurance, Taxes, utilities and any prepaid expenses specifically incurred with respect to any other Excluded Assets;
(j) The receivable relating to the advance made by Seller to ##### ####### in the amount of $6,842.76;

(k) Any accounts or notes receivable from obligors affiliated with Seller by common control; and
(l) Any property constituting a Non-Assignable Asset.
Section 2.3 Purchase Consideration.
(a) Subject to the conditions and adjustments hereinafter set forth, the total purchase consideration for the Assets (the “Purchase Consideration”) shall be the sum of (i) $3,070,000, which amount is based on figures currently available, q.v. Section 2.5(b), and is subject to adjustment pursuant to Section 2.8, Section 2.9 and Section 2.10 hereof (the “Cash Portion of the Purchase Consideration”), and (ii) the amount of the Assumed Liabilities.
(b) The Cash Portion of the Purchase Consideration shall be paid as follows:
(i) The sum of Three Hundred Four Thousand Dollars ($304,000) plus the amount of any Sales Tax Escrow Amount (together with any other amounts added by subsequent written agreement of the parties, collectively, the “Escrow Amount”) shall be deposited into escrow pursuant to the terms of an Escrow Agreement in the form of Exhibit A hereto attached (the “Escrow Agreement”), pending (A) completion of Closing Date Balance Sheet and the calculation of the Final Net Acquired Assets Value, pursuant to Sections 2.6 and 2.8, (B) the collection of the Accounts Receivable by Purchaser pursuant to Section 2.9, and (C) the disbursement of the Customer Overpayments Fund pursuant to Section 2.10;
(ii) Any amounts to be payable at Closing to third parties, such as JP Morgan-Chase, for the release of outstanding Encumbrances on the Assets, which are not Permitted Encumbrances shall be withheld by Purchaser and paid to such creditors by wire transfer, as agreed upon by Purchaser and Seller, as part of the Closing; and
(iii) The balance of the Cash Portion of the Purchase Consideration shall be paid by Purchaser to Seller at Closing to an account designated in writing by Seller.
(c) All amounts payable by Purchaser pursuant to this Section 2.3 shall be paid by wire transfer of immediately available funds.

Section 2.4 Assumed Liabilities. In addition to payment of the Cash Portion of the Purchase Consideration, Purchaser shall assume, pay, perform and discharge, as and when due, the following liabilities and obligations of Seller, but no others, effective as of the Effective Time (the “Assumed Liabilities”):
(i) the Assumed Contract Obligations pursuant to an assignment and assumption agreement in the form attached hereto as Exhibit B (the “Assignment and Assumption Agreement”); provided, however, the Durkin Lease shall be assumed by Purchaser pursuant to an Assignment, Assumption and Amendment of Lease by and among Purchaser, Seller and Durkin Realty, LLC in the form attached hereto as Exhibit C (the “Assignment and Assumption of Lease”) and the Warehouse Lease shall be assumed by Purchaser pursuant to an Assignment and Assumption of Warehouse Lease Agreement among Seller, Purchaser and Durkin Realty, LLC in the form attached hereto as Exhibit D (the “Assignment and Assumption of Warehouse Lease”),
(ii) periodic payments due under operating leases (if any) for any of the Assets, service obligations arising by virtue of deferred revenues, accounts payable and accrued expenses of Seller all as reflected in Seller’s Closing Date Balance Sheet, as the same may be adjusted pursuant to the terms of this Agreement, including, without limitation, those accounts payable, trade payables and accrued expenses set forth on Schedule 2.4 attached hereto (the “Closing Date Balance Sheet Liabilities”); provided that for purposes of determining the Assumed Liabilities, the Closing Date Balance Sheet Liabilities shall be deemed to exclude any Tax liability which relates to sales of goods or services by Purchaser prior to the Closing Date, is past due as of the Closing Date or which is subject to any uncertain Tax positions within meaning of ASC 740, “Income Taxes,” and
(iii) any liability relating to a warranty claim asserted by a customer of Seller for services rendered, or equipment sold, to such customer by Seller, prior to the Closing Date.
Section 2.5 Allocation of Purchase Consideration.
(a) Subject to any adjustments required by Section 2.8, Section 2.9 or Section 2.10 hereof, the parties to this Agreement shall initially allocate the Purchase Consideration among the Assets and associated goodwill as follows:

Accounts Receivable	$	*
Inventory	$	*
Equipment	$	*
Goodwill Assumed Liabilities +	$	*
(b) The figures above are preliminary and will be updated and finalized after Closing (but not later than the close of the Review Period (as hereinafter defined) based upon the Closing Date Balance Sheet and adjustments, if any, made in accordance with Sections 2.8, 2.9 and 2.10 hereof (“Final Allocation”); provided, however, in making a determination of the Final Net Acquired Assets Value Purchaser and Seller agree that, insofar as the valuation of inventory is concerned, (i) no items will be deemed “obsolete” which are not identified as such by yellow-highlighting on the Physical Stock Taking Report dated as of 7/24/10 attached hereto as Schedule 2.5(b) and (ii) the market price per unit determined for each item by Purchaser in arriving at its valuation for items in inventory as of said date and listed in said report shall not be subject to change, so that the Inventory value reflected in Section 2.5(a) will not be changed except by virtue of changes in quantity of items on hand from those reflected in the Physical Stock Taking Report as of 7/24/10 versus those on hand as of the Closing Balance Sheet Date.

*
The asterisk (*) indicates that material has been omitted pursuant to a request for confidential treatment. The omitted material has been filed separately with the Securities and Exchange Commission pursuant to rule 24b-2 of the rules to the Securities and Exchange Act of 1934, as amended.

(c) The parties agree to file any and all applicable tax returns and other required related tax schedules in accordance with such Final Allocation and Section 1060 of the Internal Revenue Code and will not adopt or otherwise assert tax positions inconsistent therewith. Purchaser and Seller shall each prepare and file its Form 8594 for the taxable year in which the Closing takes place, consistent with the requirements set forth in this Section 2.5.
Section 2.6 Closing Date Balance Sheet; Review.
(a) No later than forty-five (45) days after the Closing Date, Seller shall provide Purchaser with a balance sheet of the Business dated as of the Closing Date that sets forth the Net Acquired Assets Value as of the Closing Date (“Closing Date Balance Sheet”), prepared in accordance with GAAP, except for the omission of detailed footnotes, and warranted as accurate and materially complete by the Seller Principal, which shall include all necessary accruals representing Seller’s ongoing obligations, including and all deferred revenues, accrued commissions, accrued vacations, warranty obligations and sales taxes payable. After the Closing Date, at the Seller’s reasonable request, Purchaser shall assist the Seller in the preparation of the Closing Date Balance Sheet and shall provide Seller any information reasonably requested.
(b) Purchaser shall have forty-five (45) days after delivery of the Closing Date Balance Sheet (the “Review Period”) to review the Closing Date Balance Sheet. Prior to the expiration of the Review Period, Purchaser shall provide Seller with a written notice that shall specify in reasonable detail all disputed items set forth in the Closing Date Balance Sheet and the Net Acquired Assets Value set forth therein, and the basis for any such dispute regarding the accuracy of the Closing Date Balance Sheet or the calculation of the Net Acquired Assets Value (the “Objection Notice”). Unless Purchaser delivers an Objection Notice within the Review Period, the Closing Date Balance Sheet shall be deemed accepted and binding upon the parties hereto.
(c) Following delivery of the Objection Notice, Seller and Purchaser shall promptly attempt to resolve all disputed items in good faith. Any resolution between Purchaser and Seller as to any disputed items set forth in the Objection Notice shall be in writing and shall be final, binding and conclusive on all parties hereto. If a resolution of all the objections set forth in the Objection Notice has not been effected within thirty (30) days from receipt of the Objection Notice by Seller (or longer, as mutually agreed by the parties), Seller and Purchaser shall submit such remaining objections to the Evaluator (as defined in Section 2.7 below) within two (2) Business Days following the expiration of such 30-day period.         *        . The Evaluator shall determine and resolve only those issues still in dispute. The determination of the Evaluator with respect to such disputed items shall be completed within thirty (30) days after the submission of the dispute to the Evaluator, or as soon thereafter as possible, and shall be final and binding upon the parties hereto. (The Net Acquired Assets Value as finally determined in accordance with this Section 2.6, whether mutually agreed upon by Seller and Purchaser, or established by the Evaluator, shall be referred to as the “Final Net Acquired Assets Value.”)

*
The asterisk (*) indicates that material has been omitted pursuant to a request for confidential treatment. The omitted material has been filed separately with the Securities and Exchange Commission pursuant to rule 24b-2 of the rules to the Securities and Exchange Act of 1934, as amended.

Section 2.7 Evaluator. Seller’s         *         and Purchaser’s         *        , shall jointly select         *         (“Evaluator”) to arbitrate any disputed items set forth in the Objection Notice, which the parties have been unable to resolve with the period set forth in Section 2.6 hereof and to make a final determination of such disputed items and the Final Net Acquired Assets Value.         *        .
Section 2.8 Purchase Consideration Adjustment; Escrow Payments.
(a) If the Final Net Acquired Assets Value is greater than zero, then, the Cash Portion of the Purchase Consideration shall be increased by an amount equal to such excess (the “Purchase Consideration Increase”). In the event of a Purchase Consideration Increase, the Escrow Agent shall pay to Seller, pursuant to the Escrow Agreement, the Escrow Amount. Purchaser shall pay to Seller, on or prior to the date that is five (5) Business Days after the date on which the Final Net Assets Value was finally determined (the “Determination Date”), by wire transfer of immediately available funds to an account designated in writing by Purchaser, an amount equal to the Purchase Consideration Increase.
(b) If the Final Net Acquired Assets Value is less than zero, then, the Cash Portion of the Purchase Consideration shall be reduced by an amount equal to such shortfall (the “Purchase Consideration Reduction”) and Purchaser shall be entitled to receive an immediate disbursement from escrow as more particularly set forth in Section 2.8(d)(i) below.
(c) Purchaser and Seller shall jointly notify the Escrow Agent, in accordance with the terms and conditions of the Escrow Agreement, of the Purchase Consideration Increase or Purchase Consideration Reduction, on or prior to a date that is three (3) Business Days after the Determination Date.
(d) In the event of a Purchase Consideration Reduction,
(i) the Escrow Agent shall pay to Purchaser, pursuant to the Escrow Agreement, from the Escrow Amount an amount equal to the lesser of (A) the Escrow Amount or (B) the amount of the Purchase Consideration Reduction.
(ii) Any amount of the Purchase Consideration Reduction not paid by the Escrow Agent to Purchaser pursuant to the Escrow Agreement shall be paid to Purchaser by Seller within five (5) Business Days after the Determination Date by wire transfer of immediately available funds to an account designated in writing by Purchaser.

*
The asterisk (*) indicates that material has been omitted pursuant to a request for confidential treatment. The omitted material has been filed separately with the Securities and Exchange Commission pursuant to rule 24b-2 of the rules to the Securities and Exchange Act of 1934, as amended.

(e) Any remaining Escrow Amount not paid to Purchaser pursuant to Section 2.8(d)(i), shall be maintained by the Escrow Agent until the expiration of the Collection Period and the disbursement of the Customer Overpayments Fund, pursuant to the terms and conditions of the Escrow Agreement and the preparation and submission of all reports required by the provisions of Section 2.9(b) and Section 2.10 below.
Section 2.9 Collection of Accounts Receivable.
(a) Purchaser shall continue to make reasonable, good faith commercial efforts to collect the Accounts Receivable, including the Accounts Receivable it has deemed during the Review Period to be uncollectible, until a date that is six (6) months after the Closing Date (the “Collection Period”). Seller shall have the right to assist Purchaser in the collection of the Accounts Receivable during the Collection Period. During the Review Period, an Account Receivable will be deemed uncollectible, at Purchaser’s discretion, if it becomes more than ninety (90) days past due or if Purchaser determines that such Account Receivable is disputed by the account debtor or represents amounts due with respect to a canceled contract. In addition, during the Review Period, Purchaser may declare any account debtor’s entire Accounts Receivable balance uncollectible if, at any time during the Review Period, more than ten percent (10%) of such account debtor’s total balance becomes more than ninety (90) days’ past due.
(b) Upon the expiration of the Collection Period (or as soon as is practicable thereafter), Purchaser shall deliver to Seller an initial report (the “Initial Report”) setting forth the amount of the Accounts Receivable that have not been collected by Purchaser, including those Accounts Receivable that have been deemed by Purchaser to be uncollectible (the “AR Shortfall”). The Cash Portion of the Purchase Consideration shall be reduced by the amount of any AR Shortfall (as finally determined), including any accrued rebates under Nortel incentive plans. Seller shall have ten (10) Business Days from the receipt of the Initial Report to review the same. For the purpose of such review, Purchaser agrees to permit, or to cause Purchaser’s accountant to permit, Seller and its accountants access to examine all invoices, records, working papers, schedules and other documentation related to the Accounts Receivable. In the event that Seller perceives any discrepancy of the AR Shortfall set forth on the Initial Report, Seller may dispute such discrepancy and Purchaser and Seller agree to work diligently to resolve such discrepancy within ten (10) Business Days of the date Seller asserts such discrepancy (“AR Dispute Resolution Period”). Promptly after the close of the AR Dispute Resolution Period discrepancies, Purchaser shall circulate a revised report (the “Final Report”) setting forth the AR Shortfall reflecting any adjustments arising from the parties’ resolution of any discrepancies. If Seller does not dispute the Initial Report, the Initial Report shall be deemed to be the Final Report.
(c) Seller shall refund to Purchaser the amount of such AR Shortfall by causing an amount equal to the AR Shortfall to be disbursed from the remaining portion of the Escrow Amount, if any, in accordance with the Escrow Agreement, and to the extent the Escrow Amount is insufficient to cover such amount, Seller shall make a payment in immediately available funds to Purchaser for the unpaid portion of the AR Shortfall amount. Any excess Escrow Amount not otherwise payable to Purchaser hereunder, shall be paid to Seller. Notwithstanding anything to the contrary contained herein, the calculation of the AR Shortfall shall exclude any uncollected Accounts Receivable which was taken into consideration in the calculation of the Final Net Acquired Assets Value. Purchaser shall return to Seller all uncollected Accounts Receivable which comprise the AR Shortfall or which are taken into consideration in the calculation of the Final Net Acquired Assets Value (the “Returned AR”). Seller shall then have the right to collect all of any unpaid, or the unpaid portion of, any Accounts Receivable for which Seller has refunded to Purchaser the AR Shortfall.

(d) From and after the Closing, (i) Seller shall deliver to Purchaser any checks or other forms of payment tendered to Seller in payment of any Accounts Receivable (other than any payment of any Returned AR) and (ii) Purchaser shall deliver to Seller any checks or other forms of payment tendered to Purchaser in payment of any Returned AR.
Section 2.10 Customer Overpayments.
(a) The Customer Overpayments Fund shall be held in escrow by the Escrow Agent and shall be specifically reserved for the payment by Purchaser of bona fide demands for refund of overpayments after the Closing by any customer set forth on Schedule 2.10 attached hereto (each a “Customer”), alleging that such Customer remitted excess payments to Seller prior to the Closing Date.
(b) Purchaser shall not take any action to suggest to a Customer that it may have a right to a refund for overpayments previously made by such Customer to Seller. In the event, however, that a Customer voluntarily makes such an unsolicited refund demand on Purchaser (a “Refund Demand”) Purchaser shall advise Seller in writing of such Refund Demand at least ten (10) days prior to honoring any such refund request during which time Seller may verify that it has not, in fact, already paid the amounts to which such customer is entitled.
(c) Amounts remaining in the Customer Overpayments Fund at the close of business on the second (2nd) anniversary of the Closing Date shall be paid by the Escrow Agent to Seller.
Section 2.11 Transition Items. Seller and Purchaser hereby agree to the following terms in relation to this transition of responsibility after the Closing Date:
(a) Seller will use commercially reasonable efforts, for a period of sixty (60) days following the Closing Date, to cooperate with Purchaser’s sales and service representatives to ensure a smooth transition of the Business to Purchaser. This cooperation shall include but not be limited to participating in joint conference calls with customers and Purchaser’s sales and/or services representatives as reasonably requested by Purchaser.
(b) Seller will use commercially reasonable efforts, for a period of sixty (60) days following the Closing Date, to cooperate with Purchaser and customers to transition all sales funnels, active quotations, and order backlogs that are part of the Assets.

ARTICLE III
THE CLOSING
Section 3.1 Closing Time and Place.
(a) The consummation of the transactions contemplated by this Agreement (“Closing”) shall take place on the last Business Day of August 2010, assuming each party to this Agreement shall have indicated to the other that it has satisfied or stands ready to satisfy all conditions of Closing for which it is responsible, or within two (2) Business Days thereafter, or at such other time and place as Seller and Purchaser shall mutually agree, but not later than September 3, 2010.
(b) The Closing shall take place at Purchaser’s offices in Broken Arrow, Oklahoma 74012 or by the electronic delivery or other mutually agreeable transmission of all duly executed required documentation, and the date on which the Closing shall occur is hereinafter called the “Closing Date” and the Closing shall be deemed effective for all purposes as of 12:01 a.m., Eastern Daylight Time, on September 1, 2010 (“Effective Time”).
(c) Unless the Closing shall take place on the last Business Day of given month or the first Business Day of the following month, Seller will refrain from uttering any instrument or initiating any wire transfer for the disbursement or payment of funds, after the Effective Time, for an amount of $5,000 without Purchaser’s prior written consent.
Section 3.2 Seller’s Deliveries. At the Closing, Seller will deliver to Purchaser all of the items described in Section 8.9 hereof. At or after the Closing, Seller shall execute and deliver to Purchaser such other instruments of transfer as shall be reasonably necessary or appropriate to vest in Purchaser good title to the Assets, and to comply with the purposes and intent of this Agreement.
Section 3.3 Purchaser’s Deliveries. At the Closing, Purchaser will deliver to Seller all of the items described in Section 9.4 hereof.
Section 3.4 Further Assurances. Seller and Purchaser agree that they shall, at any time and from time to time after the Closing, upon request of the other party, do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may reasonably be required to carry out the purposes and intents of this Agreement. No action taken or document executed pursuant to this section shall increase the liability of Seller or Purchaser beyond that contemplated by any other provision of this Agreement.

Section 3.5 Consents. To the extent that the sale, assignment or transfer of any of the Assets shall require the consent of another Person, this Agreement shall not constitute an agreement to sell, assign or transfer the same if any attempted sale, assignment or transfer is prohibited by applicable Law or would constitute a breach of, or in any way affect the rights of Seller or Purchaser with respect to, such Asset (any such Asset being referred to as a “Nonassignable Asset”). Seller agrees that it will use commercially reasonable efforts, and Purchaser shall cooperate with Seller in all reasonable respects, to obtain the consent and to resolve all impracticalities of sale, assignment or transfer necessary to sell, assign and transfer any and all Nonassignable Assets in accordance with this Agreement; provided that, in the event that Purchaser shall determine prior to Closing that Seller will be unable to obtain and deliver any necessary consent to the assignment by Seller to Purchaser of any Major Assigned Contract, Purchaser shall have the right to terminate this Agreement pursuant to Section 11.1 hereof. Seller shall have no liability to Purchaser for failure to obtain any such third-party consent necessary to sell, assign and transfer any and all Nonassignable Assets; provided, that, Seller complies with its obligations under this Section. Pending the procurement of any necessary third-party consent, Seller will use its reasonable efforts to provide, or cause to be provided, to Purchaser the full claims, rights and benefits of or under such Nonassignable Assets. To the extent that Purchaser is provided the benefits pursuant to this Section 3.5 of any Nonassignable Asset, Purchaser shall perform for the benefit of the other Persons that are parties thereto the obligations thereunder of Seller and pay, discharge and satisfy any related liabilities that, but for the lack of an authorization, approval, consent or waiver to assign such liabilities to Purchaser, would be Assumed Liabilities.
ARTICLE IV
EMPLOYMENT MATTERS
Section 4.1 Employees. Neither Purchaser nor any of its Affiliates shall have any liability in respect of any salary, severance, health, welfare, retirement, or any other benefits relating to employment of Seller’s employees, or the employees of Seller’s predecessors or successors, before or after Closing. Purchaser and/or its Affiliates agrees to offer employment to all of Sellers’ employees deemed by Purchaser as key to the successful continuation of the Business and listed on Schedule 4.1 attached hereto (the “Key Employees”), conditioned on the consummation of the sale of the Assets pursuant hereto. Seller hereby authorizes Purchaser to offer such employment to such Key Employees upon the Closing, waives any rights Seller may have to prohibit such Key Employees from being employed by Purchaser (subject to the closing of the transactions contemplated hereby), and shall not offer new employment to any such Key Employees who accept such employment with Purchaser during such time that such Key Employees are employed by Purchaser or its Affiliates. Any Key Employees of Seller hired by Purchaser after the Closing will be hired as employees of Purchaser on such terms as Purchaser may elect in its sole discretion. Nothing in this Section 4.1 shall be deemed to be a contract for the benefit of any employee.
Section 4.2 Medical Coverage. Seller shall retain, in accordance with its applicable employee plans, responsibility for, and shall continue to pay, all hospital, medical, life insurance, disability and other employee welfare benefit plan expenses and benefits for each employee of Seller hired by Purchaser, to the extent of Seller’s responsibility to its employees and their covered dependents (or the applicable requirements under COBRA) pursuant to applicable Law or the terms of such employee plans, for the period prior to the Closing Date.

Section 4.3 Indemnification. Subject to the provisions of Article X, Seller shall defend, indemnify and hold harmless Purchaser, its corporate Affiliates, and their respective directors, officers and employees, successors and assigns against and in respect of any Losses arising out of, or relating to, any of the following, in each case solely, to the extent such Losses arise, or relate to, any period prior to the Closing Date: (i) any claim for wrongful discharge or breach of any written employment contract or written plan or policy arising from any termination of the employment of any employee by Seller; (ii) any claim for severance benefits or termination pay or continued employment arising out of or resulting from any employee’s employment by Seller; (iii) any claims relating to Purchaser’s obligations as a “successor” to the Business and claims for withdrawal liability, each with respect to any multi-employer pension plans; and (iv) any liability that may arise as a result of Seller or any of its subsidiaries being a member of a “controlled group” or an “affiliated service group” (within the meaning of Sections 414(b), (c), (m) or (o) of the Code), or being under “common control” (within the meaning of Section 4001 of the Employee Retirement Insurance Security Act). The applicable Indemnification Period for the provisions of clauses (i) and (ii) of this Section 4.3 shall be a period of twelve (12) months after the Closing Date and the indemnification period for the provisions of clauses (iii) and (iv) of this Section 4.3 shall be the statutory period of limitations applicable to claim giving rise to the need for such indemnification.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF SELLER AND THE SELLER
PRINCIPAL
Seller and the Seller Principal hereby represent and warrant to Purchaser as follows:
Section 5.1 Organization and Qualification. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of New York. Attached as Schedule 5.1 are true, correct, and complete copies of Seller’s Certificate of Incorporation and Bylaws, and all amendments thereto. Seller has the requisite power and authority to own, lease and operate its assets and properties and to carry on the Business as currently being conducted, and is in good standing in the State of New Jersey and in each other jurisdiction in which the operation of the Business requires it to be registered unless the failure to be so registered would not have a material adverse effect on Seller.
Section 5.2 Authority. Seller has the requisite corporate power and authority to enter into this Agreement and each agreement contemplated hereby to which it is a party (collectively, the “Seller Ancillary Agreements”), and to effect the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Seller Ancillary Agreements have been duly approved by Seller’s Board of Directors and its stockholders. No additional corporate proceeding on the part of Seller is necessary to authorize the execution and delivery of this Agreement and the Seller Ancillary Agreements and the consummation by Seller of the transactions contemplated hereby and thereby.
Section 5.3 Enforceability. This Agreement and the Seller Ancillary Agreements have been duly and validly executed and delivered by Seller and, assuming the due authorization, execution and delivery hereof by Purchaser and any other party thereto, constitute, to Seller’s and the Seller Principal’s knowledge, a valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity.

Section 5.4 Non-Contravention. Except as set forth on Schedule 5.4, the execution and delivery of this Agreement and the Seller Ancillary Agreements by Seller do not, and the consummation by Seller of the transactions contemplated hereby and thereby will not, (i) violate or result in a breach of any provision of, (ii) constitute a default under, (iii) result in the termination of, (iv) accelerate the performance required by, (v) result in a right of termination or acceleration under, or (vi) result in the creation of any Encumbrance (other than Permitted Encumbrances) upon any of the Assets, under any of the terms, conditions or provisions of, (X) Seller’s Certificate of Incorporation or Bylaws, (Y) any Laws applicable to Seller or any of the Assets, or (Z) any material instrument or agreement to which Seller is now a party or by which Seller or any of the Assets may be bound or affected, other than violations that would not result in a material adverse effect on the Seller.
Section 5.5 Consents. No declaration, filing or registration with, notice to, or authorization, consent or approval of, any Governmental Authority or third party is necessary for the execution and delivery of this Agreement and the Seller Ancillary Agreements by Seller, or the consummation by Seller of the transactions contemplated hereby or thereby, except as set forth in Schedule 5.5 and except for such authorizations, consents or approvals which, if not made or obtained, as the case may be, would not have a material adverse affect on Seller.
Section 5.6 Financial Information. Seller has delivered to Purchaser all financial information requested by Purchaser regarding the Business, including but not limited to Seller’s financial statements for the years ended December 31, 2007, 2008 and 2009 (“Required Financial Information”).
Section 5.7 Assets. Except as set forth in Schedule 5.7, Seller has good and marketable title to all of the Assets, whether real, personal, mixed, tangible or intangible. Except as set forth on Schedule 5.7, all the Assets are free and clear of restrictions on or conditions to transfer or assignment, and free and clear of Encumbrances other than Permitted Encumbrances.
Section 5.8 Inventories. The items of Inventory being sold under this Agreement exist in fact, and were purchased in the ordinary course of business, are in good and usable condition, and are not stale or obsolete.
Section 5.9 Contracts. The Major Assigned Contracts are valid and binding obligations of Seller in all material respects and, to Seller’s knowledge, of the other parties thereto, in accordance with their respective terms and conditions. True and correct copies of all Major Assigned Contracts have been made available or delivered to Purchaser. Except as otherwise indicated in Schedule 5.5 or Schedule 5.9, (i) neither Seller nor, to Seller’s knowledge and the Seller Principal’s knowledge, any other party to any such Major Assigned Contract has given notice of termination or taken any action inconsistent with the continuance of, is now in violation or breach of, or in default in complying with, any material provision thereof and (ii) the consent of any other party to such contract, agreement, instrument, lease or license is not required to validly effect the assignment, transfer or conveyance thereof from Seller to Purchaser.

Section 5.10 Permits. Schedule 5.10 contains an accurate list of all material licenses, franchises, permits and other governmental authorizations held by Seller (the “Permits”). The Permits are valid, and Seller has not received any written notice that any Governmental Authority intends to cancel, terminate or decline to renew any such Permit. The Permits are all the permits that are required by Law for the operation of the Business as currently conducted, except any Permit the lack or loss of which to have would not have a material adverse effect on the Business. Seller has conducted and is conducting the Business in substantial compliance with the requirements, standards, criteria and conditions set forth in the Permits.
Section 5.11 Trade Restrictions and Confidentiality Agreements. Schedule 5.11 sets forth all agreements containing covenants not to compete or solicit employees or to maintain the confidentiality of information to which Seller or, to Seller’s or the Seller Principal’s knowledge, any of Seller’s employees, is bound or under which Seller has any rights.
Section 5.12 Litigation and Legal Compliance. Except as set forth in Schedule 5.12, there is no material claim, action, suit or proceeding, pending or, to the knowledge of Seller or the Seller Principal, threatened, against or affecting Seller, at law or in equity, or before or by any Governmental Authority having jurisdiction over Seller which, if successful, would reasonably be expected to have a material adverse effect on Seller. No written notice of any claim, action, suit or proceeding, whether pending or threatened, has been received by the Seller and, to Seller’s knowledge, there is no basis therefor. Seller has conducted and is conducting the Business in compliance with all Laws applicable to Seller, the Assets or the operation of the Business, other than any noncompliance that would not reasonably be expected to have a material adverse effect on the Business.
Section 5.13 Taxes. Except as set forth on Schedule 5.13, Seller has timely filed all requisite federal, state, local and other Tax returns for all fiscal periods for which the applicable statute of limitations has not expired, and has duly paid in full or made adequate provision in the Required Financial Information for the payment of all Taxes for all periods for which the applicable statute of limitations has not expired. Seller has duly withheld and paid or remitted all Taxes required to have been withheld and paid prior to the Closing Date in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other Person that required withholding under any applicable Law, including, without limitation, any amounts required to be withheld or collected with respect to social security, unemployment compensation, sales or use Taxes or workers’ compensation. To Seller’s and the Seller Principal’s knowledge, there are no examinations in progress or claims against Seller relating to Taxes for any period or periods prior to and including the Closing Date and no written notice of any claim for Taxes, whether pending or threatened, has been received by Seller or the Seller Principal. Seller has not granted or been requested to grant any extension of the limitation period applicable to any claim for Taxes or assessments with respect to Taxes. Seller is not a party to any Tax allocation or sharing agreement and is not otherwise liable or obligated to indemnify any Person with respect to any Taxes.
Section 5.14 Solvency. Seller is currently able to pay, and is paying, its debts in general as they come due.

Section 5.15 Change of Name and Location. During the past five (5) years, except as described in Schedule 5.15, Seller has not conducted the Business under any name or been legally located at any location other than as follows:

Name	Legal Location
Data-Com Telecommunications	354 Route 206 South Flanders, New Jersey 07836

75 Broad Street New York, NY 10004

430 Sand Shore Road, Unit 8 Hackettstown, NJ 07840

1435 Morris Avenue Union, New Jersey 07083
Section 5.16 Books and Records. The Books and Records are complete and correct in all material respects, have been maintained in accordance with sound business practices, and all of them have been made available for inspection by Purchaser.
Section 5.17 No Brokers. Neither Seller nor any party acting on the behalf of Seller has paid or become obligated to pay any fee or commission to any broker, finder, consultant or intermediary for or on account of the transactions contemplated by this Agreement, except for Penn Valley Group, whose fee or commission shall be the sole responsibility and obligation of Seller.
Section 5.18 Locations. Except as to items that may be out for service or repair or with sales representatives for marketing purposes, all tangible personal property included in the Assets is currently found at the locations set forth in Schedule 5.15.
Section 5.19 Warranty Claims. Except as set forth in Schedule 5.19, there are no material warranty claims for defective services performed by the Business existing, pending or, to the knowledge of Seller or the Seller Principal, threatened against the Business or Seller.
Section 5.20 No Other Representations. Except for the representations and warranties of Seller and the Seller Principal specifically contained in this Article V, Seller and the Seller Principal make no representation or warranty of any kind whatsoever, express or implied. Seller shall not have or be subject to any liability to Purchaser or any other Person arising from the distribution to Purchaser, or Purchaser’s use or reliance upon, any Due Diligence Information (as hereinafter defined) information, documents or materials made available to Purchaser in any “data rooms” (virtual or otherwise), management presentations or in any other form in expectation of, or in connection with, the transactions contemplated hereby.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF PURCHASER
Purchaser represents and warrants to Seller as follows:
Section 6.1 Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Oklahoma. Attached as Schedule 6.1 are true, correct, and complete copies of Purchaser’s Certificate of Incorporation and Bylaws.

Section 6.2 Authority. Purchaser has the requisite corporate power and authority to enter into this Agreement and each agreement contemplated hereby to which Purchaser is a party (collectively, the “Purchaser Ancillary Agreements”), and to effect the transactions contemplated hereby and thereby. Once approved by Purchaser’s Board of Directors (the “Board Approval”), no additional corporate proceedings on the part of Purchaser will be necessary to authorize the execution and delivery of this Agreement and, subject to the satisfaction of Purchaser’s conditions to closing as set forth in Article VIII hereof (“Purchaser’s Conditions to Closing”), the consummation by Purchaser of the transactions contemplated hereby. In executing this Agreement, Purchaser’s President and Chief Executive Officer has no reason to believe that such Board approval will not be obtained.
Section 6.3 Enforceability. This Agreement and the Purchaser Ancillary Agreements have been duly and validly executed and delivered by Purchaser, and, assuming the due authorization, execution and delivery by Seller and any other party thereto, are the valid and binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity.
Section 6.4 Non-Contravention. The execution and delivery of this Agreement and the Purchaser Ancillary Agreements by Purchaser do not, and the consummation by Purchaser of the transactions contemplated hereby and thereby will not, violate or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under any of the terms, conditions or provisions of (i) Purchaser’s Certificate of Incorporation or Bylaws, (ii) any Law applicable to Purchaser or any of its properties or assets or (iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which Purchaser is now a party or by which Purchaser or any of its properties or assets may be bound or affected other than Purchaser’s secured credit agreement with its bank lender, Commerce Bank, N.A.
Section 6.5 Consents. Except as set forth on Schedule 6.5, no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Governmental Authority or other third party is necessary for the execution and delivery of this Agreement and the Purchaser Ancillary Agreements by Purchaser or the consummation by Purchaser of the transactions contemplated hereby and thereby.
Section 6.6 No Implied Representations. Notwithstanding anything to the contrary contained in this Agreement, Purchaser has not made any representation or warranty whatsoever, express or implied, other than those representations and warranties of Purchaser expressly set forth in this Agreement.
Section 6.7 Litigation. There is no suit, action, administrative proceeding or other proceeding or governmental investigation pending, or to Purchaser’s knowledge, threatened against Purchaser that, if adversely determined to Purchaser could have a material adverse effect on the ability of Purchaser to perform its obligations hereunder.

Section 6.8 Availability of Funds. Purchaser has cash available or borrowing facilities that are sufficient to enable it to consummate the transactions contemplated by this Agreement and to pay the Purchase Consideration and the consideration payable pursuant to the Non-Competition Agreement.
Section 6.9 No Competing Transactions Pending. Purchaser is not currently involved in negotiations for the acquisition, whether by purchase of stock or of assets, of any other business that is competitive with the Business.
Section 6.10 No Brokers. Neither Purchaser nor any party acting on the behalf of Purchaser has paid or become obligated to pay any fee or commission to any broker, finder, consultant or intermediary for or on account of the transactions contemplated by this Agreement
ARTICLE VII
CERTAIN COVENANTS
Section 7.1 Conduct of Business and Confidentiality. From the date of this Agreement to the Closing Date, or the earlier termination of this Agreement, Seller shall conduct the Business in its normal and regular manner, and will not enter into any contract except as may be required in the ordinary course of business. Except with respect to disclosure to their respective attorneys, financial advisors, officers and employees with a need to know, or as otherwise required by Law, the parties hereto shall insure that the existence of this Agreement is kept in strictest confidence prior to Closing, and no party hereto shall disclose the terms hereof to any Person before Closing, without the other party’s prior written consent and prior review of such proposed disclosure (including, but not limited to, Purchaser’s news release and SEC filings).
Section 7.2 Future Cooperation; Tax Matters. Seller and Purchaser shall each deliver or cause to be delivered to the other following the Closing such additional instruments as the other may reasonably request for the purpose of fully carrying out this Agreement. Seller will cooperate and use commercially reasonable efforts to cause its officers, directors and employees to cooperate with Purchaser at and after the Closing Date in furnishing information, evidence, testimony and other assistance in connection with any actions, proceedings, arrangements or disputes of any nature with respect to matters pertaining to all Tax periods prior to the Closing Date. Purchaser will provide Seller with access to such of Seller’s books and records relative to the Business as may be reasonably requested by Seller in connection with federal, state and local Tax matters relating to Tax periods ending prior to the Closing Date. The party requesting cooperation, information or actions under this Section 7.2 shall reimburse the other party for all reasonable out-of-pocket costs and expenses actually paid or incurred in connection therewith, which costs and expenses shall not, however, include per diem charges for employees or allocations of overhead charges.

Section 7.3 Access; Due Diligence Examination. Between the date of this Agreement and the Closing Date, or the earlier termination of this Agreement, Seller shall provide Purchaser and its authorized representatives with reasonable access, upon reasonable prior notice during normal business hours and in such manner as shall not unduly to disrupt Seller’s normal business activities, to any and all premises, properties, Major Assigned Contracts, commitments, Books and Records and affairs of the Business and shall cause its officers and employees to furnish Purchaser any and all financial, technical and operating data, all accounting and business records and all legal documents and other information pertaining to the Business as Purchaser, its representatives and advisors, may from time to time reasonably request to verify the existence, condition, value and ownership of the Assets, the amount, nature and scope of the Assumed Liabilities, and the prospects of the Business (“Due Diligence Information”). Purchaser shall also have the right to interview Seller’s Key Employees, and such of its customers, vendors and suppliers, as Purchaser and its representatives and advisors shall deem reasonably necessary for purpose of evaluating and successfully consummating this transaction (subject to Seller’s participation in any such interview); provided that, notwithstanding anything to the contrary contained herein, Purchaser shall refrain from discussing or disclosing the existence of this Agreement or the transactions contemplated hereby this transaction with any of Seller’s customers, vendors or suppliers, and any of the Key Employees other than Jim McKenna, until Purchaser has obtained the Board Approval and the consent of Commerce Bank, N.A. (“Bank Consent”) to the consummation of the transactions contemplated hereby subject to the satisfaction of Purchaser’s Conditions to Closing.
Section 7.4 Preservation and Continuity of Representations. Seller and the Seller Principal hereby covenant with Purchaser that from and after the date of this Agreement and through the Closing Date or the earlier termination of the Agreement, Seller and the Seller Principal shall make commercially reasonable efforts to ensure that all of their respective representations and warranties set forth in Article V hereof shall be true in all material respects as of the Closing Date as if repeated at and as of such time, and shall notify Purchaser promptly of any material adverse effect or deviation in or from any of the representations and warranties herein from the date of this Agreement through the Closing Date (or the earlier termination of this Agreement); provided, however, that unless such material adverse effect or deviation permits Purchaser to terminate this Agreement pursuant to Section 11.1 hereof, written notice of any development pursuant to this Section 7.4 shall be deemed to qualify the representations and warranties made by Seller in Article V hereof and to update the Seller’s Schedules to this Agreement and no breach of any representation or warranty shall be deemed to have occurred as a result of the material adverse effect or deviation duly described in such notice.
Section 7.5 Effect of Purchaser’s Due Diligence. Purchaser’s due diligence review shall not relieve Seller or the Seller Principal of any duties concerning its or his respective representations and warranties, and in the case of Seller its covenants and agreements contained in this Agreement.
Section 7.6 Filings with SEC. Between the date of this Agreement and the Closing Date or the earlier termination of this Agreement, or promptly thereafter, Purchaser may be required or think itself constrained to make certain news releases or filings with the SEC. To the extent that information concerning Seller is required to be included in such filings as required by applicable Law or SEC rules, Seller shall supply or cause Seller’s auditors and other advisors to supply such information, in the manner and form reasonably requested by Purchaser, at Purchaser’s cost, promptly and in any event not later than twenty (20) days after receipt of such request. Until such time as Purchaser shall have filed its Current Report on Form 8-K disclosing the consummation of the transactions to be effected by this Agreement, Seller shall be afforded the opportunity to review, in advance, and to propose for Purchaser’s consideration reasonable additions to, and modifications in, the information and disclosures to be contained in any such news release or SEC filing relating to such transactions, and in furtherance of such opportunity Seller shall be afforded reasonable notice and time (not to exceed one (1) Business Day) to review drafts of each such news release or filing, and to consult with Seller’s legal counsel, auditors and other advisors relative thereto. Notwithstanding anything to the contrary contained herein, Purchaser hereby agrees that is shall not make any public filings or disclosures regarding the transactions contemplated hereby without having first obtained the Board Approval and the Bank Consent.

Section 7.7 Maintenance of Books and Records. Each of the parties hereto shall preserve until the sixth (6th) anniversary of the Closing Date all records possessed or to be possessed by such party relating to any of the Assets, the Assumed Liabilities or the Business prior to the date hereof. After the Closing Date, any party having legitimate need for access to such records shall, upon prior reasonable request specifying such need, be provided with access during regular business hours to (i) the officers and employees of such party, and (ii) the books of account and records of such party, but, in each such case, only to the extent relating to the Assets, the Assumed Liabilities or the Business prior to the Closing Date; provided, however, that the foregoing right of access shall not be exercised in a manner unreasonably interfering with the normal operations and business of the party required to afford such access.
Section 7.8 Updated Schedules. Immediately prior to the Closing, Seller shall deliver to Purchaser an updated Schedule 2.1(a) and Schedule 2.1(c), which shall reflect those items contained on each of those respective Schedules as of the Closing Date. Such updated schedules shall be attached hereto as Schedule 2.1(a) and Schedule 2.1(c), respectively.
Section 7.9 Buyout. Purchaser hereby acknowledges and agrees that in the event that Purchaser fails to occupy the premises located at 354 Route 206 South, Flanders, New Jersey 07836 for a period of twenty-five (25) complete consecutive months after the Closing Date (the “Rental Period”), Seller or Seller Principal shall have the option to acquire, on an “as is, where is” basis, all Assets comprised of furniture and fixtures located thereat (the “Subject Assets”) for consideration in the amount of $1.00. During the Rental Period, Purchaser agrees that is shall maintain the Subject Assets in good repair, reasonable wear and tear excepted, and shall not transfer or dispose of the Subject Assets during the Rental Period.
ARTICLE VIII
CONDITIONS TO PURCHASER’S OBLIGATION TO CLOSE;
SELLER’S DELIVERIES
Each and every obligation of Purchaser under this Agreement that has to be performed on or after the date hereof shall be subject to the satisfaction or waiver by Purchaser on or before the Closing Date of the following conditions:
Section 8.1 Representations. The representations and warranties made by Seller and the Seller Principal as set forth in Article V in this Agreement shall be correct in all material respects on and as of the Closing Date, except for representations and warranties that by their terms can speak only as of a specified date, with the same force and effect as though such representations and warranties had been made on the Closing Date. If requested by Purchaser, Seller shall have delivered to Purchaser a certificate to that effect dated the Closing Date and signed by an officer of Seller and the Seller Principal.

Section 8.2 Performance. All the terms, covenants and conditions of this Agreement to be complied with or performed by Seller on or before the Closing Date shall have been fully complied with or performed in all material respects or waived by Purchaser.
Section 8.3 Waiting Periods; Governmental Approvals. All necessary governmental or regulatory approvals specified on Schedule 5.5, the absence of which would have a material adverse effect upon the conduct of the Business by Purchaser or Purchaser’s ownership or control of the Assets or the Business, shall have been obtained, and (x) no suit, action or proceeding by any Governmental Authority shall be pending and (y) Purchaser shall not have been advised in writing by any Governmental Authority that such Governmental Authority intends to file or commence any suit, action or proceeding, which, in either case, seeks to enjoin, restrain or prohibit the consummation of the transactions contemplated by this Agreement or to impose limitations on the ability of Purchaser to exercise full rights of ownership of the Assets or require the divestiture by Purchaser of any of the Assets. Purchaser shall deliver to Seller copies of any writing referred to in this section promptly upon receipt, but in no event less than ten (10) days following receipt.
Section 8.4 Proceedings. As of the Closing Date there shall exist no contingency or any pending or threatened litigation which could, in Purchaser’s reasonable judgment, have a material adverse effect on the Business or which attempts to restrain, prohibit or otherwise interfere with this Agreement, the consummation of the transaction contemplated hereby or the ownership of the Assets by Purchaser or which otherwise questions the legality or validity of the transactions contemplated hereby.
Section 8.5 Business and Legal Matters. Seller shall have obtained and furnished Purchaser with evidence of, or Purchaser shall have obtained:
(a) subject to the provisions of Section 7.3 hereof, from each of Seller’s customers which is a party to any of the Major Assigned Contracts, such customer’s consent to the assignment thereof to Purchaser, which consent shall have been sought by Seller and Purchaser by means of letter notification introducing Purchaser to each such customer and notifying each of Seller’s intended assignment of such Major Assigned Contract to Purchaser upon consummation of Purchaser’s acquisition of the Assets;
(b) acceptance of employment with Purchaser, on terms acceptable to Purchaser, by Jim McKenna;
(c) mutually acceptable extensions, as deemed reasonably necessary by Purchaser, of any and all Major Assigned Contracts with all key suppliers and vendors of the Business;

(d) the negotiation of (i) certain amendments to the Durkin Lease, including, without limitation, an option to renew the lease term for an additional         *         term with a         *         increase in the lease rate and the payment of a security deposit, as more fully set forth in the Assignment and Assumption of Lease, and (ii) the negotiation of certain amendments to the Warehouse Lease, including, a reduction in the remaining term of the Warehouse Lease to         *         from and after the Closing Date, as more fully set forth in the Assignment and Assumption of Warehouse Lease; and
(e) the consents of any third party or any Governmental Authority set forth on Schedule 5.5 or Schedule 5.9 shall have been obtained by Seller and the consents set forth on Schedule 6.5 shall have been obtained by Purchaser.
Section 8.6 No Material Adverse Change. Purchaser shall be satisfied at Closing that between the date hereof and the Closing Date, (a) there has been no material adverse effect in Seller or the Business, (b) the contracts, current billings, and deferred revenues of the Business are sufficient to support recurring monthly maintenance revenues of $268,000; and (c) Seller has not incurred aggregate capital expenditures in excess of $25,000 since March 31, 2010.
Section 8.7 Opinion of Counsel. Purchaser shall have been provided with an opinion, containing customary qualifications and other limitations, from counsel to Seller substantially to the effect that:
(a) Seller is a corporation validly existing and, based solely on the Good Standing Certificate of Seller issued by the Department of State of the State of New York on July 30, 2010, was in good standing under the laws of the State of New York as of that date. Seller is duly qualified as a foreign corporation, and based solely on the Good Standing Certificate of Seller issued by the Department of Treasury of the State of new Jersey on July 28, 2010, was in good standing as a foreign corporation in the State of New Jersey as of that date.
(b) The execution and delivery by Seller of the Agreement, Bill of Sale and all other the Seller Ancillary Agreements) (collectively, the “Transaction Documents”), and the consummation of the transactions contemplated thereby, have been duly and validly authorized by all requisite corporate action taken on the part of Seller, its Board of Directors and stockholders, and no other corporate proceeding on the part of Seller, its Board of Directors or stockholders is necessary to authorize the Transaction Documents or the consummation of the transactions contemplated thereby.
(c) Each of the Transaction Documents to which Seller is a party has been duly executed and delivered by Seller, and such Transaction Documents constitute the valid and binding obligations of Seller, to the extent Seller is a party thereto, enforceable against Seller in accordance with their respective terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity.
(d) Seller’s execution and delivery of the Transaction Documents do not, and Seller’s performance of its obligations thereunder will not, violate or result in a breach of any term of Seller’s Certificate of Incorporation or Bylaws or of any law, statute, rule, or regulation of the United States, New York or New Jersey.

*
The asterisk (*) indicates that material has been omitted pursuant to a request for confidential treatment. The omitted material has been filed separately with the Securities and Exchange Commission pursuant to rule 24b-2 of the rules to the Securities and Exchange Act of 1934, as amended.

Section 8.8 Corporate Approvals.
(a) Purchaser shall have determined, after any necessary consultation with its legal counsel, that the risks associated with asserted and unasserted claims relative to the Acquired Assets and any goodwill of the Business, are acceptable and, in accordance with Purchaser’s corporate governance policies, the proposed acquisition and this Agreement, and Purchaser’s performance hereunder, shall have been approved by Resolutions duly adopted by Purchaser’s Board of Directors authorizing the transactions to be effected by Purchaser pursuant to this Agreement; and
(b) Seller’s performance of this Agreement and the transactions to be effected hereby shall have been approved by Resolutions duly adopted by Seller’s Board of Directors and stockholders authorizing the transactions to be effected by Seller pursuant to this Agreement.
Section 8.9 Closing Items. Purchaser shall have received all of the following items:
(a) (i) the Non-Competition Agreement duly executed by Seller and the Seller Principal in the form of Exhibit E attached hereto, that requires payment by Purchaser of consideration in the amount of Five Hundred Thousand Dollars ($500,000) (the “Non-Competition Agreement”); (ii) the Bill of Sale in the form of Exhibit F attached hereto, duly executed by Seller; (iii) all titles to any motor vehicles included in the Assets with assignments duly signed by Seller with any necessary acknowledgment; (iv) the Assignment and Assumption Agreement duly executed by Seller; (v) the Escrow Agreement, duly executed by Seller and the Escrow Agent; (vi) the Assignment and Assumption of Lease, duly executed by Seller and the Durkin Realty, LLC; (vii) the Assignment and Assumption of Warehouse Agreement, duly executed by Seller and Durkin Realty, LLC, (viii) any and all consents required or contemplated by Section 8.5(e) and (ix) this Agreement duly executed by Seller;
(b) evidence satisfactory to Purchaser to the effect that all outstanding Encumbrances covering any of the Assets and all outstanding UCC financing statements, amendments and assignments covering any of the Assets, have been released and/or terminated as of the Closing Date, or will be promptly thereafter, other than those relating to the Assumed Liabilities or the Permitted Encumbrances;
(c) true and correct copies of resolutions duly adopted and approved by Seller’s Board of Directors and its stockholders, authorizing the transactions to be effected by Seller pursuant to this Agreement; and
(d) all such other certificates and documents consistent with this Agreement as Purchaser or its counsel shall have reasonably requested from Seller or the Seller Principal, including but not limited certification from the State of New Jersey and New York confirming receipt of Purchaser’s notification of bulk sale in each of such state with each such states written certification instructing Seller and Purchaser as to the amount of any Sales Tax Escrow Amount, which is to be included in the Escrow Amount pursuant to Section 2.3(b)(i) hereof.

ARTICLE IX
CONDITIONS TO SELLER’S OBLIGATION TO CLOSE;
PURCHASER’S DELIVERIES
Each and every obligation of Seller under this Agreement to be performed on or after the date hereof shall be subject to the satisfaction or waiver by Seller on or before the Closing Date of the following conditions:
Section 9.1 Representations. The representations and warranties made by Purchaser set forth in Article VI in this Agreement shall be correct in all material respects on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on the Closing Date. If requested by Seller, Purchaser shall have delivered to Seller a certificate to that effect dated the Closing Date and signed by an officer of Purchaser.
Section 9.2 Performance. All the terms, covenants and conditions of this Agreement to be complied with or performed by Purchaser on or before the Closing Date shall have been fully complied with or performed in all material respects or waived by Seller. Purchaser shall have delivered to Seller a certificate to that effect dated the Closing Date and signed by an officer of Purchaser.
Section 9.3 Proceedings. Prior to the Closing Date, no material litigation shall have been initiated or threatened by any Governmental Authority or any other Person questioning the legality of the transactions contemplated by this Agreement or otherwise interfering with this Agreement which, in the reasonable opinion of counsel to Seller, makes it undesirable to proceed with such transactions.
Section 9.4 Closing Documents. Seller shall have received from Purchaser the following items:
(a) (i) the Non-Competition Agreement duly executed by Purchaser, (ii) the Assignment and Assumption Agreement duly executed by Purchaser, (iii) the Escrow Agreement, duly executed by Purchaser and the Escrow Agent, (iv) the Assignment and Assumption of Lease, duly executed by Purchaser and Durkin Realty, LLC, (v) the Assignment and Assumption of Warehouse Agreement, duly executed by Purchaser and Durkin Realty, LLC, (vi) this Asset Purchase Agreement duly executed by Purchaser, (vii) receipt of the Cash Portion of the Purchase Consideration (less the Escrow Amount and any amounts payable to creditors to discharge Encumbrances on the Assets which are not Permitted Encumbrances), (viii) evidence of payment of the Escrow Amount to the Escrow Agent, and (ix) contemporaneous payment of the non-competition payment payable to Seller Principal pursuant to the Non-Competition Agreement;
(b) In a form and content reasonably satisfactory to Seller, a certificate of the Secretary or an Assistant Secretary of Purchaser, dated as of the Closing Date and certifying the resolutions of Purchaser’s Board of Directors attached thereto duly approving and authorizing the execution, delivery and performance of this Agreement and the Purchaser Ancillary Agreements and the transactions and agreements contemplated hereby or thereby; and
(c) all such other certificates and documents consistent with this Agreement as Seller or its counsel shall have reasonably requested.

Section 9.5 Consents. Purchaser shall have obtained and furnished Seller with evidence of the consents set forth on Schedule 6.5 and Seller shall have obtained and furnished Purchaser with evidence of the consents set forth on Schedule 5.5 and Schedule 5.9.
ARTICLE X
INDEMNIFICATION
Section 10.1 Survival of Representations and Warranties. The parties hereto agree that (a) their respective representations and warranties contained herein shall survive the Closing for a period of         *         after the Closing Date, except that those representations and warranties made by Seller with respect to Taxes (Section 5.13) shall survive the Closing until the expiration of the applicable statute of limitations and (b) all covenants, agreements and obligations contained in this Agreement shall survive in accordance with their terms or applicable law (in each case, the applicable “Indemnification Period”).
Section 10.2 Indemnification by the Seller. Subject to the other provisions of this Article X, Seller agrees to save and indemnify Purchaser against, and hold it harmless from, any and all Losses that may be incurred by Purchaser by reason of, or in connection with, any action, claim or proceeding relating to such Losses, arising from the breach of any of Seller’s representations, warranties, covenants, or agreements, contained herein, including those forth in Section 4.3, a claim for which is asserted in writing by Purchaser during the applicable Indemnification Period pursuant to Section 10.1 or Section 4.3, as the case shall be.
Section 10.3 Indemnification by Purchaser. Purchaser agrees to save and indemnify Seller against and to hold it harmless from any and all Losses arising from (i) the breach of any of Purchaser’s representations, warranties, covenants or agreements contained herein or the Exhibits hereto, (ii) Purchaser’s failure to perform the Assumed Liabilities when and as due after Closing, (iii) the operation of the Business after the Closing Date, (iv) the ownership of the Assets after the Closing Date, or (v) any suit, action, proceeding, claim or investigation pending or threatened against or affecting the Assets or the Business which arises from any matter or state of facts arising after the Closing and relating to facts and circumstances not in existence prior to the Closing, a claim for which is asserted in writing by Seller during the applicable Indemnification Period.
Section 10.4 Limitations on Recoverable Losses. Claims for Losses arising under Section 10.1 or Section 4.3 (a) may be made only with respect to claims arising during the applicable Indemnification Period; (b) must be made, if at all, by giving the written notice described in Section 10.6 within ten (10) days after the close of the Indemnification Period applicable with respect to such claim; (c) may be made only after the aggregate amount of the Losses incurred by the party asserting a right to indemnification (the “Asserting Party”) exceeds         *         (the “Basket”). Notwithstanding anything to the contrary herein, the maximum aggregate indemnification obligation of Seller pursuant to this Article X or Section 4.3, for claims or Losses shall not exceed an amount equal to the Purchase Consideration.

*
The asterisk (*) indicates that material has been omitted pursuant to a request for confidential treatment. The omitted material has been filed separately with the Securities and Exchange Commission pursuant to rule 24b-2 of the rules to the Securities and Exchange Act of 1934, as amended.

Section 10.5 Claims. All claims for indemnification hereunder shall be computed net of the present value of all readily ascertainable future Tax benefits associated therewith. No claim for indemnification shall be made for matters adequately covered by insurance.
Section 10.6 Defense of Claims. An Asserting Party shall notify the party putatively required to provide indemnification (the “Responding Party”) with reasonable promptness of any claim for Losses asserted against it in respect of which the Responding Party may be liable under this Agreement, which notification shall be accompanied by a written statement setting forth the basis of such claim and the manner of calculation thereof. The Responding Party shall have the right, at its election, to defend or compromise any such claim at its own expense with counsel of its choice; provided, however, that (i) such counsel shall have been approved by the Asserting Party, which approval shall not be unreasonably withheld or delayed; (ii) the Asserting Party may participate in such defense if it so chooses with its own counsel and at its own expense; and (iii) any such defense or compromise shall be conducted in a manner which is reasonable and not prejudicial to the Asserting Party’s interest in such matter. In the event the Responding Party does not undertake to defend or compromise the claim, the Responding Party shall promptly notify the Asserting Party of its intention not to undertake to defend or compromise the claim, and the Responding Party shall be bound by (a) the final decree of any court of competent jurisdiction deciding the validity and amount of the claim asserted against the Asserting Party, and (b) any compromise of such claim made with the prior consent of the Responding Party, which shall not be unreasonably withheld or delayed.
Section 10.7 Survival of Indemnities. The indemnities set forth in Section 4.3, Section 10.2 and Section 10.3 shall survive until the expiration of the applicable statute of limitations, except for the indemnities set forth in Section 4.3, Section 10.2 and Section 10.3 that pertain to a breach of a representation, warranty, covenant or agreement by a party hereto, each of which indemnities shall survive until the expiration of the Indemnification Period applicable thereto.
Section 10.8 Extension of Time. To the extent that an Asserting Party delivers written notice of a claim for Losses against a Responding Party prior to the expiration of the applicable Indemnification Period, reasonably identifying the basis for the claim and the amount of any reasonably ascertainable Losses, the Indemnification Period shall be extended for such claim until such claim is resolved by a Final Determination (as defined below).
Section 10.9 Final Determination. For the purposes of this Agreement, a “Final Determination” shall exist when (i) the Asserting Party and the Responding Party agree in writing upon the amount, or (ii) a court of competent jurisdiction shall have made a final, non-appealable, determination on the merits with respect thereto. The Asserting Party will assign to the Responding Party any claims against which the Asserting Party has been indemnified and paid as provided herein, and the Responding Party shall in all respects be subrogated to the rights of the Asserting Party in connection therewith.

Section 10.10 Exclusive Remedy. After the Closing, the rights set forth in this Article X will be the exclusive with respect to any and all claims relating to this Agreement, the Assets, the Excluded Assets, the Assumed Liabilities or the transactions contemplated hereby (other than claims of, or causes of action arising from, fraud) hereof and will be in lieu of contract remedies, but the parties otherwise will have available to them all other remedies available under Law, including specific performance or other equitable remedies.
ARTICLE XI
TERMINATION
Section 11.1 General. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated at any time prior to the Closing Date:
(a) By mutual written consent of Seller and Purchaser;
(b) By Purchaser if, through no fault of Purchaser, any of Purchaser’s Conditions to Closing, or the requirement that it obtain the Board Approval and the Bank Consent, shall not have been fulfilled, or shall become incapable of fulfillment, on or prior to the earlier of the date on which Purchaser would otherwise be required to file an SEC 8-K report with respect to this Agreement or September 3, 2010, and unsatisfied condition or requirement shall not have been waived by Purchaser;
(c) By Seller if, through no fault of Seller, any of the conditions set forth in Article IX shall not have been fulfilled, or shall become incapable of fulfillment, on or prior to September 3, 2010, and shall not have been waived by Seller;
(d) By Purchaser or Seller, if the Closing Date shall not have occurred on or prior to September 3, 2010 (or such later date as shall have been approved by the parties), unless such failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe in good faith the covenants, agreements and conditions hereof to be performed or observed by such party at or before the Closing Date;
(e) By Purchaser or Seller, if any representation or warranty given or made in this Agreement by the other party hereto was untrue in any material respect as of the Closing Date, or as of the date given; or
(f) By Purchaser or Seller, if the other party hereto shall have materially breached or failed in any respect to comply with any of its covenants, agreements or obligations hereunder and such failure remains uncured for a period of five (5) Business Days following receipt of written notice thereof by the offending party.
Section 11.2 Effect. In the event of termination or abandonment by reason of Section 11.1, this Agreement shall forthwith become void, all further obligations of the parties under this Agreement (other than those contained in Section 7.9 (Buyout), Section 12.8 (Expenses), Section 12.9 (Confidential Information), Section 12.10 (Publicity), and Section 12.11 (Equitable Relief), which shall survive in accordance with their terms), shall be terminated without further force and effect and without further liability of one party to the other by reason of this Agreement; provided, that, nothing herein shall relieve any party from liability for such party’s willful breach of this Agreement.

ARTICLE XII
MISCELLANEOUS
Section 12.1 Entire Agreement. This Agreement (including the Schedules and Exhibits hereto) and the documents delivered pursuant hereto constitute the entire agreement and understanding among Seller and Purchaser, superseding any prior agreement and understanding relating to the subject matter of this Agreement. This Agreement may be modified or amended only by a written instrument executed by Seller and Purchaser, acting through their respective officers and duly authorized by their respective Boards of Directors.
Section 12.2 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument. Facsimile or e-mail transmission of any signed original document and/or retransmission of any signed facsimile or e-mail transmission will be deemed the same as delivery of an original. At the request of any party, the parties will confirm facsimile or e-mail transmissions by signing a duplicate original document.
Section 12.3 Notices. Any notice or other communication hereunder may be sent by any means (including facsimile or email or other electronic means, provided that receipt thereof is acknowledged and confirmed by the recipient) and shall be effective upon receipt; except that, if sent via domestic certified mail or via overnight courier such as Federal Express, said notice shall be conclusively deemed to have been received by a party hereto and be effective on the earlier of (a) the actual date of receipt, or, if earlier, (b) the third Business Day following the date given to the post office or courier for delivery. Such notices and communications shall be addressed to such party at the address set forth below:

If to Purchaser:	XETA Technologies, Inc. 1814 West Tacoma Broken Arrow, Oklahoma 74012-1406 Attn: Greg D. Forrest, President and CEO Ph.: (918) 664-8200 Fax: (918) 664-6876

With copy to:	Barber & Bartz, P.C. 525 S. Main, Suite 800 Tulsa, Oklahoma 74103-4511 Attention: Robert L. Bearer, Esq. Phone: (918) 599-7755 Fax: (918) 599-7756

If to Seller or the Seller Principal:	c/o Data-Com Telecommunications, Inc. Attn: Mr. Michael Durkin, President and CEO 354 Route 206 South Flanders, New Jersey 07836 Phone: (908) 206-8912

With copy to:	Edward B. Stevenson, Esq. Herrick, Feinstein LLP One Gateway Center Newark, New Jersey 07102 Phone: (973) 274-2025 Fax: (973) 274-6420
or such other address as any party hereto shall specify pursuant to this Section 12.3 from time to time.
Section 12.4 Rights and Remedies. Except as otherwise provided herein, no delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.
Section 12.5 Reformation and Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable, but so as to most nearly retain the intent of the parties, and if such modification is not possible, such provision shall be severed from this Agreement, and in either case, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.
Section 12.6 Governing Law and Jurisdiction. This Agreement shall be construed in accordance with the laws of the State of Oklahoma without regard to its principles regarding conflicts of law. All actions and proceedings arising out of, or relating to, Section 12.11 of this Agreement shall be heard and determined in any federal or state court sitting in the State of New Jersey or in Tulsa County, State of Oklahoma at the choice of the plaintiff in such action. Each of the parties hereto: (i) consents and submits to the personal jurisdiction of any of such courts in any such action or proceeding; (ii) consents to the service of any complaint, summons, notice or other process relating to any such action or proceeding by delivery thereof to such party by hand or by certified mail, delivered or addressed as set forth in Section 12.3 and (iii) waives any claim or defense in any such action or proceeding based on any alleged lack of personal jurisdiction, improper venue or forum non conveniens or any similar basis.
Section 12.7 Further Assurances. Each party will, upon reasonable request of the other party, from time to time after the Closing, execute and deliver to the other all such further documents and instruments, and will do or use its reasonable efforts to cause to be done such other acts, as such other party may reasonably request more completely to consummate and make effective the contemplated transactions.

Section 12.8 Expenses. Each party shall pay its own expenses in connection with this Agreement and the transactions contemplated by this Agreement. All sales, transfer, recordation and documentary taxes and fees that may be payable in connection with the transactions contemplated by this Agreement shall be payable by Seller. The fees of the Escrow Agent shall be paid solely by Purchaser.
Section 12.9 Confidential Information. Each party agrees that it and its representatives shall hold in strict confidence, and shall not use for its own account or for the account of others, nor divulge or disclose to any Person without a need to know, any information and documents received from the other party and, if the transactions herein contemplated are not consummated, each party will continue to hold such information and documents in strict confidence and shall return to such other party all such documents then in such receiving party’s possession (including the Schedules and Exhibits to this Agreement) without retaining copies thereof. Purchaser will use all information provided to it or gathered by it during its due diligence review and evaluation of Seller and the Business solely for the purpose of such review and evaluation, and will disclose such information only to such of its directors, officers, employees, representatives, advisors and agents as have a need to know the same in order to perform their professional and managerial duties to Purchaser and for the purpose of evaluating and consummating the transaction contemplated hereby. In the event this transaction is not consummated, Purchaser will return to Seller all materials containing any such received from Seller and will certify to Seller in writing that all copies of such materials have been destroyed. Purchaser will not use any such information to compete with Seller in the event the transaction is not consummated or for any purpose other than as set forth above. The provisions of this Section 12.9, shall survive termination of this Agreement; provided, that each party’s obligations under this Section 12.9 to refrain from such use and to maintain such confidentiality shall not apply to any information or documents that are (a) in the public domain when furnished by the other, or (b) required to be disclosed by applicable Law, where the party whose information is to be disclosed has had notice thereof and a reasonable opportunity to appear and object to such disclosure.
Section 12.10 Publicity. Seller and Purchaser each agree that, without the written consent of the other, neither will independently issue a news release or otherwise publicly disclose the nature or existence of the transactions contemplated by this Agreement (including but not limited to the Purchase Consideration) except as may be required by Law. Any public announcement of this Agreement or the purchase of the Assets hereunder will be made by Purchaser and Seller jointly and simultaneously, and the wording of any such announcement will be mutually agreed upon unless, in the reasonable judgment of counsel for Purchaser, any laws, rules or regulations to which Purchaser is subject (including the rules of NASDAQ and of the SEC) mandate other wording, in which event such other Laws, rules or regulations as interpreted by Purchaser and its counsel shall control subject to Seller’s reasonable opportunity to review and propose changes as set forth in Section 7.6 hereof. Notwithstanding anything to the contrary contained herein, any news release or other public disclosure shall be subject to Purchaser’s having first obtained the Board Approval and the consent of Commerce Bank, N.A. to the consummation of the transactions contemplated hereby.

Section 12.11 Equitable Relief. Each party recognizes that the other is likely to suffer irreparable damage if the provisions of Sections 12.9 or 12.10 are not specifically enforced. In the event of a dispute concerning any of these sections, each party agrees that the other may, without posting bond or security, obtain an temporary or permanent injunction restraining the consummation of any action or transaction prohibited thereby pending determination of such dispute. The provisions of Sections 12.9 and 12.10 shall likewise be enforceable by a decree of specific performance. In the event of litigation relating to such sections, if the court determines that either party or any of its employees, agents or representatives has breached any provisions thereof, the injured party shall be entitled to recover from the breaching party its reasonable fees, costs, and expenses (including reasonable attorneys’ fees) incurred in connection with the prosecution of any equitable or legal proceedings and any appeal therefrom.
Section 12.12 Dispute Resolution. Subject to Section 12.11, any dispute under this Agreement which is not settled by mutual agreement among the parties hereto, shall be finally settled by binding arbitration, conducted by and in accordance with the rules then in effect of the American Arbitration Association. The costs of the arbitration, including administrative and arbitrators’ fees, shall be shared equally by the parties. Each party shall bear its own expenses and attorneys’ and witness’ fees. The prevailing party in any arbitration, as determined by the arbitration panel, shall be entitled to an award against the other party in the amount of the prevailing party’s costs and reasonable attorneys’ fees. In making any such award, the arbitration panel shall take into consideration the outcome of the proceeding and the reasonableness of the conduct of each such party in connection with the dispute, in light of the facts known to such party at the time such party engaged in such conduct. The arbitration panel shall not have authority to award punitive damages. The arbitration shall be held in Newark, New Jersey or Tulsa, Oklahoma, at the choice of the party initiating the arbitration.
Section 12.13 Captions. The captions and headings in this Agreement are for convenience only and will not be considered in interpreting any provision of this Agreement. Unless otherwise indicated, all article and section references are to the articles and sections of this Agreement and all references to day are to calendar days. Whenever under the terms of this Agreement, the time for performance of a covenant or condition falls upon a Saturday, Sunday or U.S. federal or Oklahoma or New York state holiday, such time for performance will be extended to the next Business Day.
Section 12.14 Pronouns and Plurals. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.
Section 12.15 Successors. This Agreement and all of the provisions of this Agreement shall be binding upon and inure to the benefit of Purchaser, Seller, and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned by any of the parties to this Agreement without the prior written consent of the other parties. Nothing contained in this Agreement, express or implied, is intended to confer upon any person or entity other than the parties to this Agreement and their successors in interest and permitted assignees (if any), any rights or remedies under or by reason of this Agreement.

Section 12.16 Waiver. Either Purchaser or Seller shall have the right to waive any one or more conditions precedent to Closing and to proceed with the transactions contemplated by this Agreement, without, however, releasing the other of its obligations from any liability for loss or damage sustained by reason of any such breach of any representation, warranty or covenant.
Section 12.17 Exhibits. The Schedules and Exhibits referred to in this Agreement are incorporated by reference into this Agreement.
[Remainder of Page Intentionally Left Blank. Signature Page Follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

“Purchaser”		“Seller”

XETA TECHNOLOGIES, INC.		DATA-COM TELECOMMUNICATIONS, INC.

By:	/s/ Greg Forrest	By:	/s/ Michael Durkin
	Name: Greg D. Forrest		Name: Michael Durkin
	Title: President and CEO		Title: President and CEO

/s/ Michael Durkin

Michael Durkin, individually, Solely joining herein for purpose of making the representations and warranties made by him in Article V hereof

List of Schedules and Exhibits

Schedules

Schedule 2.1(a)	Accounts, Notes Receivable, Etc.

Schedule 2.1(b)	Major Assigned Contracts

Schedule 2.1(c)	Inventory

Schedule 2.1(f)	Equipment

Schedule 2.1(g)	Real Property and Leaseholds

Schedule 2.1(h)	Software and Intellectual Property

Schedule 2.1(i)	Permits and Licenses

Schedule 2.2(c)	Doubtful Accounts

Schedule 2.2(h)	Excluded Vans

Schedule 2.4	Assumed Liabilities

Schedule 2.5(b)	Physical Stock Taking Report as of 7/24/10

Schedule 2.10	Customers

Schedule 4.1	Key Employees

Schedule 5.1	Seller’s Organization and Qualification

Schedule 5.4	Non-contravention

Schedule 5.5	Consents

Schedule 5.7	Assets

Schedule 5.9	Contracts

Schedule 5.10	Permits

Schedule 5.11	Trade Restrictions and Confidentiality Agreements

Schedule 5.12	Litigation and Legal Compliance

Schedule 5.13	Taxes

Schedule 5.15	Change of Name and Location

Schedule 5.19	Warranty Claims

Schedule 6.1	Purchaser’s Corporate Documents

Schedule 6.5	Purchaser’s Consents

Exhibits

Exhibit A	Escrow Agreement

Exhibit B	Assignment and Assumption Agreement

Exhibit C	Assignment and Assumption of Lease

Exhibit D	Assignment and Assumption of Warehouse Lease

Exhibit E	Non-Competition Agreement

Exhibit F	Bill of Sale